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                                                                     EXHIBIT 2.1



                           MASTER SEPARATION AGREEMENT

                                   dated as of

                              _______________, 1999

                                      among

                       DAISYTEK INTERNATIONAL CORPORATION,

                             DAISYTEK, INCORPORATED,

                       PRIORITY FULFILLMENT SERVICES, INC.

                                       and

                                  PFSWEB, INC.




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                           MASTER SEPARATION AGREEMENT

         This Master Separation Agreement ("Agreement") is entered into on ___________, 1999 among Daisytek International Corporation, a Delaware corporation ("Daisytek International"), Daisytek, Incorporated, a Delaware corporation ("Daisytek") and a wholly-owned subsidiary of Daisytek International, Priority Fulfillment Services, Inc., a Delaware corporation ("PFS") and a wholly-owned subsidiary of Daisytek, and PFSweb, Inc., a Delaware corporation ("PFSweb"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

                                    RECITALS

         WHEREAS, the Boards of Directors of Daisytek International and Daisytek have determined that it would be appropriate and desirable to separate the PFS Business from Daisytek; and

         WHEREAS, Daisytek has caused PFSweb to be incorporated in order to effect such separation, Daisytek currently owns all of the issued and outstanding common stock of PFSweb, and PFSweb currently conducts no business operations and has no significant assets or liabilities;

         WHEREAS, the Boards of Directors of Daisytek and PFSweb have each determined that it would be appropriate and desirable for Daisytek to contribute and transfer to PFSweb, and for PFSweb to receive and assume, directly or indirectly, substantially all of the assets and liabilities currently associated with the PFS Business, including the stock currently held by Daisytek in PFS and the PFS Subsidiaries, and in connection therewith, for PFSweb to (i) pay to Daisytek the net fair market value of certain assets to be so transferred to it and (ii) contribute certain assets to PFS; and

         WHEREAS, Daisytek and PFSweb intend that the contribution and assumption of assets and liabilities and payment will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; and

         WHEREAS, Daisytek and PFSweb currently contemplate that, concurrently with the contribution and assumption of assets and liabilities, PFSweb will consummate an initial public offering (the "IPO") of an amount of its Common Stock (the "PFSweb Common Stock") that will reduce Daisytek's ownership of PFSweb to not less than 80%; and

         WHEREAS, Daisytek contemplates that, within 12 months following the IPO Closing Date, Daisytek will distribute to Daisytek International all of the shares of PFSweb common stock owned by Daisytek, and Daisytek International will, in turn, distribute such shares to the holders of its common stock, $.01 par value, by means of a pro rata distribution, (the "Distribution"); and

         WHEREAS, Daisytek, Daisytek International and PFSweb intend that the Distribution will be tax-free to Daisytek, Daisytek International and its stockholders under the Code; and




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         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the separation of the PFS Business from Daisytek.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.01. Defined Terms. The following terms, as used herein, shall have the following meanings:

         "Affiliate" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person; provided, however, that for purposes of this Agreement, (i) Daisytek and its subsidiaries (other than PFSweb, PFS and the PFS Subsidiaries) shall not be considered Affiliates of PFSweb and (ii) PFSweb, PFS and the PFS Subsidiaries shall not be considered Affiliates of Daisytek.

         "Ancillary Agreements" means each of the agreements to be entered into by and among Daisytek International, Daisytek, PFSweb and/or PFS in connection with the Distribution, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein.

         "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Commission" means the Securities and Exchange Commission.

         "Confidential Information" means with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Contribution Date, (ii) any Information concerning such party that is obtained by another party under the provisions of this Agreement, or (iii) any other Information obtained by, or furnished to, another party hereto prior to the Contribution Date, in each case that (a) was marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or
(b) the party owning such Information notified such other party in writing was confidential or secret by the Contribution Date.

         "Contribution Date" means the IPO Closing Date.




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         "Contribution Schedule" means the schedule identified by Daisytek and
PFSweb as the "Contribution Schedule" which sets forth (i) the assets, rights and benefits to be transferred by Daisytek to PFSweb, (ii) the liabilities, commitments and obligations of Daisytek to be assumed, discharged, paid or performed by PFSweb, and (iii) the PFS Intercompany Obligation.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "controlling" and "controlled" have the corollary meanings ascribed thereto.

         "Distribution" has the meaning set forth in the preamble to this Agreement.

         "Distribution Date" means any date or dates, as the case may be, determined by Daisytek, in its sole and absolute discretion, to be a date on which shares of PFSweb Common Stock held by Daisytek are distributed in connection with the Distribution.

         "Indemnifying Party" means any party hereto which, pursuant to the terms hereof, is obligated to indemnify any other party hereto.

         "Indemnitee" means any party hereto which, pursuant to the terms hereof, is entitled to indemnification from any other party hereto.

         "Information" means all records, books, contracts, instruments, computer data and other data.

         "IPO" has the meaning set forth in the preamble to this Agreement.

         "IPO Closing Date" means the date on which the consummation of the IPO shall occur.

         "IPO Prospectus" means the Prospectus of PFSweb that forms a part of the IPO Registration Statement, together with all amendments and supplements thereto.

         "IPO Registration Statement" means the registration statement on Form S-1, Registration No. 333-____ filed by PFSweb with the Commission in connection with the IPO, together with all amendments and supplements thereto.

         "Person" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

         "PFS Business" means the business conducted by PFS and the PFS Subsidiaries at any time on or before the Contribution Date, including (i) all business operations of PFSweb described in the IPO Prospectus, (ii) all business operations initiated or acquired by PFS or any of the PFS Subsidiaries after the date of the IPO Prospectus and (iii) all business operations that were conducted at any time in the past by PFS or any of the PFS Subsidiaries or by any predecessor




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thereto (including, without limitation, Working Capital of America, Inc.)
whether or not discontinued or disposed of prior to the date of the IPO Prospectus.

         "PFS Intercompany Obligation" means the intercompany obligation owing by PFS to Daisytek as set forth in the Contribution Schedule.

         "PFS Liabilities" means the liabilities, commitments and obligations of Daisytek designated as the "PFS Liabilities" in the Contribution Schedule.

         "PFS Memphis Assets" means the assets, rights and benefits designated as the "PFS Memphis Assets" in the Contribution Schedule.

         "PFS Subsidiaries" means, collectively, PFS, Priority Fulfillment Services Europe, B.V., a Netherlands corporation; and Priority Fulfillment Services Canada, Inc., a Canadian corporation.

         "Prior Relationship" means the ownership relationship between Daisytek and PFSweb at any time prior to the Contribution Date.

         "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

                                    ARTICLE 2

                           CONTRIBUTION AND ASSUMPTION

         Section 2.01. Contribution of PFS Assets.

         (a) On the Contribution Date, Daisytek shall contribute and transfer to PFSweb, all of Daisytek's right, title and interest in, to and under the following (collectively, the "PFS Assets"): (i) the PFS Memphis Assets, (ii) all of the issued and outstanding shares of capital stock or other equity interests in each of the PFS Subsidiaries, whereupon each of the PFS Subsidiaries shall become wholly-owned Subsidiaries of PFSweb and (iii) the sole outstanding limited liability company membership interest (the "Membership Interest") in PFS Texas, L.L.C., a Delaware limited liability company. PFSweb acknowledges and agrees that, except as set forth herein or in




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any of the Ancillary Agreements, the foregoing transfers are made "AS IS WHERE
IS" and Daisytek has not made nor will make any warranty, express or implied, including without limitation any warranty of merchantability of fitness for a particular purpose, with respect to any PFS Asset.

         (b) Immediately following the contribution and transfer of the PFS Assets as provided above, PFSweb shall contribute and transfer to PFS the PFS Memphis Assets and the Membership Interest.

         Section 2.02. Assumption of Liabilities; Payment to Daisytek. Effective as of the Contribution Date, PFSweb and/or the PFS Subsidiaries, as directed by PFSweb, shall assume and on a timely basis shall pay, perform, satisfy and discharge in accordance with their terms the PFS Liabilities. On the IPO Closing Date, or as soon thereafter as practicable, PFSweb shall pay to Daisytek (i) the net fair market value of the PFS Assets as set forth in the Contribution Schedule and (ii) the then outstanding balance, both principal and interest, of the PFS Intercompany Obligation.

         Section 2.03. Methods of Transfer and Assumption.

         (a) The parties intend to complete the transfer of all PFS Assets and the assumption of all PFS Liabilities effective as of the Contribution Date; provided, however, that to the extent any such transfers or assumptions are not completed as of the Contribution Date, each party shall take all actions reasonably necessary or appropriate to complete such transactions as promptly thereafter as possible. In addition, the parties acknowledge that there may exist (i) PFS Assets or other assets that the parties discover were, by mistake or omission, transferred to PFSweb or retained by Daisytek, respectively, or
(ii) PFS Liabilities or other liabilities that the parties discover were, by mistake or omission, assumed by PFSweb or not assumed by PFSweb, respectively. The parties shall, between the Contribution Date and the Distribution Date, cooperate in good faith to effect the transfer or re-transfer of such PFS Assets or other assets, and/or the assumption or re-assumption of such PFS Liabilities or other liabilities, to or by the appropriate party and shall not use such mistake or omission to alter the original intent of the parties hereto with respect to the PFS Assets to be transferred to or PFS Liabilities to be assumed by PFSweb. Each party shall reimburse the other or make such other financial or other adjustments as may be equitable to remedy any mistakes or omissions relating to any of the PFS Assets transferred hereby or any of the PFS Liabilities assumed hereby.

         (b) Each party shall execute and deliver to the relevant other party all such documents, instruments, certificates and agreements in appropriate form, and make all filings and recordings and take all such other actions, as shall be necessary or reasonably requested by such other party, whether before or after the Contribution Date, in order to give full effect to and evidence and perfect the transfer and contribution of the PFS Assets and assumption of the PFS Liabilities as contemplated hereby. However, the parties acknowledge and agree that no party shall be required to comply with the provisions of any bulk transfer law of any jurisdiction in connection with the transfer of any PFS Asset.



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         (c) Any Subsidiary of PFSweb that will receive any PFS Asset or assume any PFS Liability shall for all purposes be deemed to be a party to this Agreement.

         Section 2.04. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any PFS Asset or PFS Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights under any such PFS Asset or PFS Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the "Intended Transferee") would not receive all such rights and responsibilities, then (i) the party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such PFS Asset or PFS Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such PFS Asset and (ii) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such PFS Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable PFS Asset shall be effected in accordance with the terms of this Agreement. To the extent that the PFS Liabilities include liabilities, obligations or commitments pursuant to any contract, permit, license, franchise or other right, Daisytek shall, to the extent such contract, permit, license, franchise or other right is not a PFS Asset, upon request by PFSweb either assign the same to PFSweb or assert and seek to enforce the same for the benefit of PFSweb.

                                    ARTICLE 3

                              ANCILLARY AGREEMENTS

         Section 3.01. Ancillary Agreements. Daisytek and PFSweb shall, and shall take all steps reasonably necessary to cause their respective Subsidiaries and Affiliates to, enter into and perform all Ancillary Agreements in accordance with their terms. To the extent that any Ancillary Agreement expressly addresses any matters addressed by this Agreement, the terms and conditions of such Ancillary Agreement shall govern the rights and obligations of the parties with respect to such matters.



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                                    ARTICLE 4

                                 INDEMNIFICATION

         Section 4.01. Indemnification by PFSweb. PFSweb and each Subsidiary of PFSweb which shall receive any PFS Asset or PFS Liability transferred pursuant to the terms of this Agreement and their respective successors-in-interest and assigns shall jointly and severally indemnify, defend and hold harmless Daisytek and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives against any loss, claim, damage, liability or action, including any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action, resulting from, relating to or arising, out of or in connection with the PFS Business, including without limitation, the PFS Liabilities, to the extent that any such loss, claim, damage, liability or action shall arise from and after the Contribution Date or shall relate to any period from and after the Contribution Date.

         Section 4.02. Indemnification by Daisytek. Daisytek and each Subsidiary of Daisytek which shall transfer any PFS Asset or PFS Liability pursuant to the terms of this Agreement and their respective successors-in-interest and assigns shall jointly and severally indemnify, defend and hold harmless PFSweb and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives against any loss, claim, damage, liability or action, including any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action, resulting from, relating to or arising, out of or in connection with the PFS Business, including without limitation, the PFS Liabilities, to the extent that any such loss, claim, damage, liability or action shall arise prior to the Contribution Date or shall relate to any period prior to the Contribution Date.

         Section 4.03. Indemnification Procedures.

         (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense




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of such Third-Party Claim. After notice from an Indemnifying Party to an
Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgment of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         Section 4.04.  Certain Limitations.

         (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by such




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Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such indemnifiable loss or other liability.

         (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. Following such determination, the Indemnifying Party shall pay any underpayment to the Indemnitee and the Indemnitee shall reimburse the Indemnifying Party for any overpayment, respectively, as may arise from the foregoing adjustment.

         (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Contribution Date.

                                    ARTICLE 5

                              ACCESS TO INFORMATION

         Section 5.01  Restrictions on Disclosure of Information.

         (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, for a period of three years following the Contribution Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or




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(iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information. Additionally, notwithstanding anything to the contrary herein, any Information provided by Daisytek to PFSweb or by PFSweb to Daisytek shall, except as otherwise set forth in any of the Ancillary Agreements, not be deemed Confidential Information with respect to the use of such Information by PFSweb in the ordinary course of the PFS Business or by Daisytek in the ordinary course of Daisytek's business, respectively.

         (b) Each of the parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section.

         Section 5.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with Section 5.01. All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with Section 5.01, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts, at the Owning Party's expense, to obtain such reliable assurance as may be reasonably requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

         Section 5.03. Record Retention.

         (a) Books and Records. To the extent that books and records of Daisytek or any of its Affiliates contain information relating to the PFS Business and the same are not included in the PFS Assets, Daisytek agrees to cooperate with PFSweb in providing PFSweb with any such information upon PFSweb's reasonable request to the extent that any such information exists and is reasonably separable from Daisytek information unrelated to the PFS Business. PFSweb shall reimburse Daisytek for all of its reasonable out-of-pocket costs incurred in connection with any such request. PFSweb shall preserve and keep all books and records included in the PFS Assets, whether in electronic form or otherwise, for no less than the period of time from the Contribution Date as may be required by any governmental authority or agency or as may be considered good business practice (the "Retention Period"). If PFSweb wishes to dispose of any books and records or other documents which it is obligated to retain under this Section after the Retention Period, then PFSweb shall first provide 90 days' written notice to Daisytek and Daisytek shall have the




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right, at its option and expense, upon prior written notice within such 90-day period, to take possession of such books or records or other documents. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow Daisytek to reasonably assess its potential need to retain such materials. In the event PFSweb enters into an agreement with a third party to sell a portion of the PFS Business, together with the books and records related thereto, Daisytek shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the PFS Business be a competitor of Daisytek, Daisytek shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of Daisytek which Daisytek notifies PFSweb then contains Confidential Information.

         (b) Tax Related Records. Daisytek and PFSweb agree to retain all tax returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code, as well as by any similar provision of state or local income tax law, until the expiration of the applicable statute of limitations for the tax period to which the records relate. If either party wishes to dispose of any such records or documents after such retention period, then the procedure described in (a) above shall apply.

         Section 5.04. Production of Witnesses. Until the six-year anniversary of the Contribution Date, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations have expired with respect to all tax years prior to and including the year in which the asset transfers contemplated by this Agreement are consummated.

         Section 5.05. Reimbursement. Unless otherwise provided in this Article, each party to this Agreement providing access, information or witnesses to another party pursuant to this Agreement shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

                                    ARTICLE 6

                                  MISCELLANEOUS

         Section 6.01. Entire Agreement. This Agreement, including all the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 6.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         Section 6.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 6.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their chief executive offices, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         Section 6.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise expressly provided herein. Except as otherwise expressly set forth herein, this Agreement may not be assigned or transferred to any other Person without the prior written consent of each of the parties hereto.

         Section 6.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 6.07. Dispute Resolution. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by first delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the



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

other parties providing a reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to agree upon a mediator or if, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Dallas, Texas by three arbitrators acting by majority vote (the "Panel") selected by agreement of the parties, or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to inspect the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

         Section 6.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 6.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 6.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to be bound by such change or amendment.

         Section 6.11. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 6.12. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                       DAISYTEK INTERNATIONAL CORPORATION



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       DAISYTEK, INCORPORATED



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       PRIORITY FULFILLMENT SERVICES, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                       PFSWEB, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title: